Exhibit 99.1

Petco Announces Launch of Debt Refinancing Transaction; Reaffirms

Fourth Quarter and Full Fiscal Year 2025 Outlook

SAN DIEGO, January 12, 2026 – Petco (Nasdaq: WOOF) today announced the launch of a debt refinancing transaction to extend maturities and reaffirmed its guidance for the fourth quarter and full fiscal year 2025 ending January 31, 2026.

Petco intends to refinance $1.5 billion of its current term loan outstanding subject to market and other conditions and therefore can provide no assurances that it will complete the refinancing in whole or in part. Petco previously completed a $50 million voluntary prepayment in December 2025 with cash on hand and may elect to prepay an additional amount under its $100 million board authorization.

In connection with any potential refinancing transaction, Petco is reaffirming its guidance for Net Sales and Adjusted EBITDA for the fourth quarter and full fiscal year 2025 outlook.

“We are pleased with what the team has been able to accomplish year to date in fiscal 2025. This performance continues to be a testament to the execution of our nearly 30,000 team members and the resilience of the category in which we operate,” said Joel Anderson, Petco’s Chief Executive Officer.

	FY 2025 Outlook*	Q4 2025 Outlook*
Net Sales	Down 2.5% - 2.8%	Down low single digits year over year
Adjusted EBITDA	$395 million to $397 million	$93 million to $95 million

*

Assumptions in the outlook include that economic conditions, currency rates and the tax and regulatory landscape remain generally consistent, and that current or planned tariffs on imports into the U.S. from other countries remain at January 12, 2026 levels. Adjusted EBITDA is a non-GAAP financial measure and has not been reconciled to the most comparable GAAP outlook because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide outlook for the comparable GAAP measures. Forward-looking estimates of Adjusted EBITDA are made in a manner consistent with the relevant definitions and assumptions noted herein and in our filings with the Securities and Exchange Commission.

About Petco

We’re proud to be “where the pets go” to find everything they need to live their best lives for more than 60 years — from their favorite meals and toys, to trusted supplies and expert support from people who get it, because we live it. We believe in the universal truths of pet parenthood — the boundless boops, missing slippers, late night zoomies and everything in between. And we’re here for it. Every tail wag, every vet visit, every step of the way. We nurture the pet-

human bond in the aisles of more than 1,500 Petco stores across the U.S., Mexico and Puerto Rico. Customers experience our exclusive selection of pet care products, services, expertise and membership offerings in stores and online at petco.com, and on the Petco app. In 1999, we founded Petco Love. Together, we support thousands of local animal welfare groups nationwide, and have helped find homes for over 7 million animals through in-store adoption events.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not statements of historical fact, including, but not limited to, statements regarding our Q4 and full year 2025 outlook and any potential debt refinancing or loan repurchase transactions. Such forward-looking statements can generally be identified by the use of forward-looking terms such as “believes,” “may,” “will,” “potential,” or the negative thereof or other variations thereon or comparable terminology. Although Petco believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct or that any forward-looking results will occur or be realized. Nothing contained in this press release is, or should be relied upon as, a promise or representation or warranty as to any future matter. All forward-looking statements are based on current expectations and assumptions about future events that may or may not be correct or necessarily take place and that are by their nature subject to significant uncertainties and contingencies, many of which are outside the control of Petco. Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results or events to differ materially from the potential results or events discussed in the forward-looking statements, including, without limitation, those identified in this press release as well as the following: (i) increased competition (including from multi-channel retailers, mass and grocery retailers, and e-Commerce providers); (ii) reduced consumer demand for our products and/or services; (iii) our reliance on key vendors; (iv) our ability to attract and retain qualified employees; (v) risks arising from statutory, regulatory and/or legal developments; (vi) macroeconomic pressures in the markets in which we operate, including inflation, prevailing interest rates and the impact of tariffs; (vii) failure to effectively manage our costs; (viii) our reliance on our information technology systems; (ix) our ability to prevent or effectively respond to a data privacy or security breach; (x) our ability to effectively manage or integrate strategic ventures, alliances or acquisitions and realize the anticipated benefits of such transactions; (xi) economic or regulatory developments that might affect our ability to provide attractive promotional financing; (xii) business interruptions and other supply chain issues; (xiii) catastrophic events, political tensions, conflicts and wars (such as the ongoing conflicts in Ukraine and the Middle East), health crises, and pandemics; (xiv) our ability to maintain positive brand perception and recognition; (xv) product safety and quality concerns; (xvi) changes to labor or employment laws or regulations; (xvii) our ability to effectively manage our real estate portfolio; (xviii) constraints in the capital markets or our vendor credit terms; (xix) changes in our credit ratings; (xx) impairments of the carrying value of our goodwill and other intangible assets; (xxi) our ability to successfully implement our operational adjustments, achieve the expected benefits of our cost action plans and drive improved profitability (xxii) our ability to deliver sustainable, profitable growth and (xxiii) the other risks, uncertainties and other factors identified under “Risk Factors” and elsewhere in Petco’s Securities and Exchange Commission filings. The occurrence of any such factors could significantly alter the results set forth in these statements.

Petco cautions that the foregoing list of risks, uncertainties and other factors is not complete, and forward-looking statements speak only as of the date they are made. Petco undertakes no duty to update publicly any such forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Investor Contact:

Roxanne Meyer, InvestorRelations@petco.com

Media Contact:

Lisa Stark, pressinquiries@petco.com